Exhibit B

POWER OF ATTORNEY

The undersigned hereby constitute and appoint Ying Luo, Joseph Francis Meyer, Thomas Eastling, Branden Berns, and Ryan Murr, and each of them, the lawful attorneys-in-fact and agents with full power and authority to execute and file on the undersigned’s behalf, any and all instruments including Forms 3, 4 and 5, and Schedules 13D and 13G (collectively, the “Filings”), and any amendments, supplements or successor forms thereto pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or regulations or requirements of the Securities and Exchange Commission in connection with the undersigned’s reporting obligations with respect to securities of Catalyst Biosciences, Inc., a Delaware corporation, pursuant to Section 13(d) of the Exchange Act and Section 16(b) of the Exchange Act.

The authority of such attorneys-in-fact, and each of them, shall continue until the undersigned is no longer required to file any of the Filings, unless earlier revoked in writing. The undersigned hereby ratifies, confirms and approves in all respects all Filings (including amendments thereto) and actions taken by any of the attorneys-in-fact relating to such Filings.

The undersigned acknowledges that the attorneys-in-fact are not assuming any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Dated: January 4, 2023	GNI Group Ltd.

/s/ Joseph Francis Meyer
By: Joseph Francis Meyer Its: Chief Financial Officer
Dated: January 4, 2023	GNI Hong Kong Limited /s/ Ying Luo By: Ying Luo Its: Director